                                                                    Exhibit 99.6


                 THE MANUFACTURERS INSURANCE COMPANY OF NEW YORK
           DESCRIPTION OF PURCHASE, TRANSFER AND REDEMPTION PROCEDURES

                   VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                          (1933 FILE ACT NO. 333-85296)


This document sets forth, as required by Rule 6e-3(T)(b)(12)(iii), the administrative procedures that will be followed by The Manufacturers Insurance Company of New York (the "Company") and any office the Company designates for the receipt of payments and processing of policyowner requests (the "Service Office") in connection with the issuance of its flexible premium variable universal life insurance policies described in this registration statement (1933 Act file no. 333-85296) (the "Policy"), the transfer of assets held thereunder, and the redemption by policyowners of their interests in the Policy.

I.       ISSUING A POLICY

         A. Premiums

         This Policy is a flexible premium variable universal life insurance policy. The Policy permits the policyowner to pay flexible premiums. After payment of the initial premium, premiums may be paid at any time and in any amount during the lifetime of the insured. A Policy must satisfy one of two tests to qualify as a life insurance contract for purposes of Section 7702 of the Internal Revenue Code of 1986. At the time of application, the policy owner must choose either the Cash Value Accumulation Test or the Guideline Premium Test. The test may not be changed once the Policy is issued.

         A Policy will be issued with a planned premium, which is based on the amount of premium the policyowner wished to pay. If the Policy is issued under the Guideline Premium Test, in no event may the total of all premiums paid exceed the then-current maximum premium limitations established by federal income tax law for Policies that qualify as life insurance. If, at any time, a premium is paid which would result in total premiums exceeding the above maximum premium limitation, the Company will only accept that portion of the premium which will make the total premiums equal to the maximum. Any part of the premium in excess of that amount will be returned and no further premiums will be accepted until allowed by the then-current maximum premium limitation. The Company also reserves the right to request evidence of insurability of a premium payment would result in an increase in the death benefit that is greater than the increase in Policy Value.

         B.  Underwriting

         The acceptance of an application is subject to the Company's underwriting rules, and the Company reserves the right to request additional information or to reject an application for any reason. The Company will require satisfactory evidence of insurability. This may include medical exams and other information. Persons failing to meet standard underwriting classification may be eligible for a Policy with an additional rating assigned to it.

         C.  Application

         To purchase a Policy, an applicant must submit a completed application. A Policy will not be issued until the underwriting process has been completed to the Company's satisfaction.

         Policies may be issued on a basis which does not distinguish between the insured's sex, with prior approval from the Company. Generally, a Policy will only be issued on the lives of insureds from ages 0 through 90.

         Each Policy is issued with a Policy Date, an Effective Date and an Issue Date.

         The Policy Date is the date coverage takes effect under the Policy, provided the Company receives the minimum initial premium at its Service Office, and is the date from which the first monthly deductions are calculated and from which Policy Years, Policy Months and Policy Anniversaries are determined.

         The Effective Date is the date the underwriters approve issuance of the Policy. If the Policy is approved without the initial premium, the Effective date will be the date the Company receives at least the minimum initial premium at its Service Office. The Company will take the first Monthly Deduction on the Effective Date.

         The Issue Date is the date the Company issued the Policy. It is the date from which the suicide and validity provisions are measured.

         If an application accepted by the Company is not accompanied by a check for the initial premium and no request to backdate the Policy has been made:

         (i) the Policy Date and the Effective Date will be the date the Company receives the check at its Service Office;

         (ii) the Issue Date will be the date the Company issues the Policy.

         The initial premium must be received within 60 days after the Issue Date. If the premium is not paid or if the application is rejected, the Policy will be canceled and any partial premiums paid will be returned to the applicant.

         D.  Minimum Initial Face Amount

         The Company will generally issue a Policy only if it has a Face Amount of at least $100,000.

         E.  Backdating a Policy

         Under limited circumstances, the Company may backdate a Policy, upon request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a Policy be backdated earlier than the earliest


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


         date allowed by state law, which is generally three months to one year prior to the date of application for the Policy. Monthly deductions will be made for the period the Policy Date is backdated. Regardless of whether or not a policy is backdated, Net Premiums (premium paid less premium load) received prior to the Effective Date of a Policy will be credited with interest from the date of receipt at the rate of return then being earned on amounts allocated to the Money Market portfolio. As of the Effective Date, the premiums paid plus interest credited, net of the premium load, will be allocated among the Investment Accounts (as described below under ("Policy Value - Investment Accounts") and/or Fixed Account in accordance with the policyowner's instructions unless such amount is first allocated to the Money Market Trust for the duration of the Right to examine Period.

         F.  Temporary Insurance

         In accordance with the Company's underwriting practices, temporary insurance coverage may be provided under the terms of a Temporary Insurance Agreement. Generally, temporary life insurance may not exceed $1,000,000 and may not be in effect for more than 90 days. This temporary insurance coverage will be issued on a conditional receipt basis, which means that any benefits under such temporary coverage will only be paid if the life insured meets the Company's usual and customary underwriting standards for the coverage applied for.

         The acceptance of an application is subject to the Company's underwriting rules, and the Company reserves the right to request additional information or to reject an application for any reason.

         Persons failing to meet standard underwriting classification may be eligible for a Policy with an additional rating assigned to it.


         G.  Right to Examine the Policy

         A Policy may be returned for a refund within 10 days after it is received. Some states provide a longer period of time to exercise this right. The Policy will indicate if the policyowner has a longer time. The Policy can be mailed or delivered to the Company's agent who sold it or to the Service Office. Immediately on such delivery or mailing, the Policy shall be deemed void from the beginning. Within seven days after receipt of the returned Policy at its Service Office, the Company will refund to the policyowner an amount equal to either:


         (1) the amount of all premiums paid or

         (2) (a) the difference between payments made and amounts allocated to the Separate Account and the Fixed Account; plus

             (b) the value of the amount allocated to the Separate Account and the Fixed Account as of the date the returned Policy is received by the Company; minus

             (c)  any partial withdrawals made and policy loans taken.

         Whether the amount described in (1) or (2) is refunded depends on the requirements of the applicable state.

         If a policyowner requests an increase in face amount which results in new surrender charges, he or she will have the same rights as described above to cancel the increase. If canceled, the Policy Value and the surrender charges will be recalculated to the amounts they would have been had the increase not taken place. A policyowner may request a refund of all or any portion of premiums paid during the free look period, and the Policy Value and the surrender charges will be recalculated to the amounts they would have been had the premiums not been paid.

         The Company reserves the right to delay the refund of any premium paid by check until the check has cleared.

         H.  Premium Allocation

         No premiums will be accepted prior to receipt of a completed application by the Company. All premiums received prior to the Effective Date of the Policy will be held in the general account of the Company and credited with interest from the date of receipt at the rate of return then being earned on amounts allocated to the Money Market Trust.

         On the later of the Effective Date or the date the premium is received, the Net Premiums paid plus interest credited will be allocated among the Investment Accounts or the Fixed Account in accordance with the policyowner's instructions, unless such amount is first allocated to the Money Market Trust for the duration of the Right to Examine Period.

         All Net Premiums received on or after the Effective Date will be allocated among Investment Accounts or the Fixed Account as of the business day the premiums were received at the Service Office. Monthly deductions are due on the Policy Date and at the beginning of each policy month thereafter. However, if due prior to the Effective Date, they will be taken on the Effective Date instead of the dates they were due.

         Premiums may be allocated to either the Fixed Account for accumulation at a rate of interest determined by the Company (the rate of interest will be at least 3%) or to one or more of the Investment Accounts for investment in the Portfolio shares held by the corresponding sub-account of the Separate Account. Allocations among the Investment Accounts and the Fixed Account are made as a percentage of the premium. The percentage allocation to any account may be any number between zero and 100, provided the total allocation equals 100. A policyowner may change the way in which premiums are allocated at any time without charge. The change will take effect on the date a written request for change satisfactory to the Company is received at the Service Office. Changes may also be made by telephone if a valid authorization form is on file with us.

II.      DEATH BENEFIT OPTION CHANGES

         The death benefit option may be changed once each Policy Year after the first Policy Year. The change will occur on the first day of the next Policy month after a written request for a change is received at the Service Office. The Company reserves the right to limit a request for a change if the change would cause the Policy to fail to qualify as life insurance for tax purposes. The Company will not allow a change in the death benefit option if it would cause the Face Amount to decrease below $100,000.

         No new Surrender Charges will apply to an increase n Face Amount solely due to a change in the death benefit option.

         A change in the death benefit option will result in a change in the Policy's Face Amount, in order to avoid any change in the amount of the death benefit, as follows:

         Change from Option 1 to Option 2

         The new Face Amount will be equal to the Face Amount prior to the change minus the Policy Value on the date of the change.

         Change from Option 2 to Option 1

         The new Face Amount will be equal to the Face Amount prior to the change plus the Policy Value on the date of the change.


III.     FACE AMOUNT CHANGES

         Subject to the limitations stated in the prospectus for the Policy and stated in this memorandum, a policyowner may, upon written request, increase or decrease the Face Amount of the Policy. The Company reserves the right to limit a change in Face Amount so as to prevent the Policy from failing to qualify as life insurance for tax purposes.

         A.  Increase in Face Amount

         Increases in Face Amount are subject to satisfactory evidence of insurability. An increase in Face Amount may be made once each Policy Year after the first Policy Year. Any increase in Face Amount must be at least $50,000 or such other Minimum Face Amount Increase as the Company may establish on 90 days written notice to the Policyowner. An increase will become effective at the beginning of the Policy Month following the date the Company approves the requested increase. The Company reserves the right to refuse a requested increase if the life insured's Attained Age (life insured's age plus the number of whole years that have elapsed since the Policy Date) at the effective date of the increase would be greater than the maximum issue age for new Policies at that time.

         B.  New Surrender Charges for an Increase

         An increase in Face Amount will result in the Policy's being subject to new surrender charges. The new surrender charges will be computed as if a new Policy were being purchased for the increase in Face Amount. The premiums attributable to the new Face Amount will not exceed the Surrender Charge Premium Limit associated with that increase. There will be no new surrender charges associated with restoration of a prior decrease in Face Amount. As with the purchase of a Policy, a policyowner will have free look right with respect to any increase resulting in new surrender charges.

         An additional premium may be required for a Face Amount increase, and a new No-Lapse Guarantee Premium will be determined, if the No-Lapse Guarantee is in effect at the time of the face amount increase. (See "Lapse and Reinstatement - No-Lapse Guarantee" below)

         C.  Increase with Prior Decreases

         If, at the time of the increase, there have been prior decreases in Face Amount, these prior decreases will be restored first. The insurance coverage eliminated by the decrease of the oldest Face Amount will be deemed to be restored first.

         D.  Decrease in Face Amount

         Decreases in Face Amount may be made once each Policy Year after the first Policy Year. Any decrease in Face Amount must be at least $50,000 or such other Minimum Face Amount Decrease as the Company may establish on 90 days written notice to the policyowner. A written request from a policyowner for a decrease in the Face Amount will be effective at the beginning of the Policy Month following the date the Company approves the requested decrease. If there have been previous increases in Face Amount, the decrease will be applied to the most recent increase first and thereafter to the next most recent increases successively. Under no circumstances may the sum of all decreases cause the Policy to fall below the minimum Face Amount of $100,000.

        E.  Changing Both the Face Amount and the Death Benefit Option

         If a change to both the Face Amount and the death benefit option are requested in the same month, the death benefit option change shall be deemed to occur first.

IV.      POLICY VALUE

         A.  Determination of the Policy Value

         A Policy has a Policy Value, a portion of which is available to the policyowner by making a policy loan or partial withdrawal, or upon surrender of the Policy. The Policy Value may also affect the amount of the death benefit. The Policy Value at any time is equal to the sum of the values in the Investment Accounts, the Fixed Account, and the Loan Account.

         B.  Investment Accounts

         An Investment Account is established under each Policy for each sub-account of the Separate Account to which net premiums or transfer amounts have been allocated. Each Investment Account under a Policy measures the interest of the Policy in the corresponding sub-account. The value of the Investment Account established for a particular sub-account is equal to the number of units of that sub-account credited to the Policy times the value of such units.

         C.  Fixed Account

         Amounts in the Fixed Account do not vary with the investment performance of any sub-account. Instead, these amounts are credited with interest at a rate determined by the Company.

         D.  Loan Account

         Amounts borrowed from the Policy are transferred to the Loan Account. Amounts in the Loan Account do not vary with the investment performance of any sub-account. Instead, these amounts are credited with interest at a rate which is equal to the amount charged on the outstanding Policy Loan (the aggregate amount of policy loans, including borrowed and accrued interest, less any loan repayments) less the Loan Interest Credited Differential set forth in the Policy. (See "Policy Loans - Interested Credited to Loan Account" below)

         E.  Units and Unit Values

             Crediting and Canceling Units

         Units of a particular sub-account are credited to a Policy when net premiums are allocated to that sub-account or amounts are transferred to that sub-account. Units of a sub-account are canceled whenever amounts are deducted, transferred or withdrawn from the sub-account. The number of units credited or canceled for a specific transaction is based on the dollar amount of the transaction divided by the value of the unit on the Business Day* on which the transaction occurs. The number of units credited with respect to a premium payment will be based on the applicable unit values for the Business Day on which the premium is received at the Service Office, except for any premiums received before the Effective Date. For premiums received before the Effective Date, the values will be determined on the Effective Date.

         Units are valued at the end of each Business Day. When an order involving the crediting or canceling of units is received after the end of a Business Day, or on a day which is not a Business Day, the order will be processed on the basis of unit values determined on the next Business Day. Similarly, any determination of Policy Value, Investment Account value or death benefit to be made on a day which is not a Business Day will be made on the next Business Day.

         *Business Day is any day that the New York Stock Exchange is open for trading. The Company will deem each Business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

             Unit Values

         The value of a unit of each sub-account was initially fixed at $10.00 or $12.00. For each subsequent Business Day the unit value for that sub-account is determined by multiplying the unit value for the immediately preceding

         Business Day by the net investment factor for the that sub-account on such subsequent Business Day.

         The net investment factor for a sub-account on any Business Day is equal to (a) divided by (b), where:

         (a) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of such Business Day before any policy transaction are made on that day; and

         (b) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of the immediately preceding Business Day after all policy transaction were made for that day.

         The value of a unit may increase, decrease, or remain the same, depending on the investment performance of a sub-account from one Business Day to the next.

V.       TRANSFER OF POLICY VALUE

         A. General Transfers

         At any time, a policyowner may transfer Policy Value (the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts) from one sub-account to another or to the Fixed Account. Transfers involving the Fixed Account are subject to certain limitations noted below. Transfer requests must be in writing in a format satisfactory to the Company, or by telephone if a currently valid telephone transfer authorization form is on file.

         The Company reserves the right to impose limitations on transfers, including the maximum amount that may be transferred. The Company reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable Transfer privileges are also subject to any restrictions that may be imposed by any underlying trust. In addition, the Company reserves the right to defer the transfer privilege at any time when the Company is unable to purchase or redeem shares of the trust.

         While the Policy is in force, the policyowner may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring transfer charges and without being subject to the twelve transfer limit described below:

         (a)      within eighteen months after the Issue Date; or

         (b) within 60 days of the effective date of a material change in the investment objectives of any of the sub-accounts or within 60 days of the date of notification of such change, whichever is later.

         A policyowner may make up to twelve transfers each policy year free of charge. Additional transfers in each policy year may be made at a cost of per transfer as set forth in the currently effective prospectus. This charge will be deducted from the Investment Account or the Fixed Account to which the transfer is being made. All transfer requests received by the Company on the same Business Day are treated as a single transfer request.

         The maximum amount that may be transferred from the Fixed Account in any one policy year is the greater of $500 or 15% of the Fixed Account Value at the previous Policy Anniversary. Any transfer which involves a transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust.

         Although failure to follow reasonable procedures may result in the Company being liable for any losses resulting from unauthorized or fraudulent telephone transfers, the Company will not be liable for following instructions communicated by telephone that the Company reasonably believes to be genuine. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Such procedures shall consist of confirming that a valid telephone authorization form is on file, tape recording of all telephone transactions and providing written confirmation thereof.


VI.      POLICY SURRENDER AND PARTIAL WITHDRAWALS

         A.  Policy Surrender

         A Policy may be surrendered for its Net Cash Surrender Value at any time while the life insured is living. The Net Cash Surrender Value is equal to the Policy Value less any surrender charges and outstanding monthly deductions due (the "Cash Surrender Value") minus the Policy Debt. If there have been any prior Face amount increases, the Surrender Charge will be the sum of the Surrender Charge for the Initial Face Amount plus the Surrender Charge for each increase. The Net Cash Surrender Value will be determined at the end of the Business Day on which the Company receives the Policy and a written request for surrender at its Service Office. After a Policy is surrendered, the insurance coverage and all other benefits under the Policy will terminate.

         A policyowner may make a partial withdrawal of the Net Cash Surrender Value once each Policy Month after the first Policy Anniversary. The policyowner may specify the portion of the withdrawal to be taken from each Investment Account and the Fixed Account. In the absence of instructions, the withdrawal will be allocated among such accounts in the same proportion as the Policy Value in each account bears to the Net Policy Value (Policy Value less the value in the Loan Account).

         Withdrawals will be limited if they would otherwise cause the Face Amount to fall below $100,000.

         If Death Benefit Option 1 is in effect when a partial withdrawal is made and the death benefit equals the Face Amount, the Face Amount of the Policy will be reduced by the amount of the withdrawal plus any applicable Surrender Charges. Otherwise, if the death benefit is the Minimum Death Benefit* as described in the Policy, the Face Amount will be reduced by the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the death benefit and the Face Amount.

         *The Minimum Death Benefit is on any date the Policy Value on that date multiplied by the applicable minimum death benefit percentage for the Attained Age of the life insured.

         If Death Benefit Option 2 is in effect, partial withdrawals do not affect the Face Amount of a Policy.

         When the Face Amount of a Policy is based on one or more increases subsequent to issuance of the Policy, a reduction resulting from a partial withdrawal will be applied in the same manner as a requested decrease in Face Amount, i.e., against the Face Amount provided by the most recent increase, then against the next most recent increases successively and finally against the initial Face Amount.

         As long as the Policy is in force, the Company will ordinarily pay any policy loans, surrenders, partial withdrawals or insurance benefit within seven days after receipt at its Service Office of all the documents required for such a payment. The Company may delay the payment of any policy loans, surrenders, partial withdrawals, or insurance benefit that depends on Fixed Account values for up to six months or in the case of any Investment Account for any period during which (i) the New York Stock Exchange is closed for trading (except for normal weekend and holiday closings), (ii) trading on the New York Stock Exchange is restricted (iii) an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets or (iv) the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether the conditions described in (2) and (3) exist.

         B.  Surrender Charges

         The Company will deduct a Surrender Charge if during a maximum of 15 years following the Policy date, or the effective date of a Face Amount increase:

         -        the Policy is surrendered for its Net Cash Surrender Value,

         -        a partial withdrawal is made,

         - the Face Amount is decreased in excess of the Surrender Charge Decrease Exemption, or

         -        the Policy lapses.

         The Surrender Charge, together with a portion of the premium charge, is designed to compensate the Company for some of the expenses it incurs in selling and distributing the Policies, including agents' commissions, advertising, agent training and the printing of prospectuses and sales literature. The Surrender Charge is calculated separately for the initial Face Amount and each Face Amount increase.

         The Surrender Charge period varies based on the age of the Insured on the date of issuance of the Policy or the date of any Face Amount increase (as applicable) as follows:

                     AGE       SURRENDER CHARGE PERIOD

                     0-50              15 Years
                     51                14 Years
                     52                13 Years
                     53                12 Years
                     54                11 Years
                     55+               10 Years

         Surrender Charge Calculation

         The Surrender Charge is the sum of (i) plus (ii), multiplied by (iii), multiplied by the applicable Grading Percentage, where:

         (i) is the Rate per $1000 of initial Face Amount (or Face Amount increase);

         (ii) is 120% of the lesser of (a) the premiums paid in the first Policy Year per $1000 of initial Face Amount (or the premiums attributable to each $1000 of Face Amount increase in the first year following the increase) or (b) the Surrender Charge Premium Limit set out in the Policy for the initial Face Amount (or furnished by the Company with respect to a Face Amount increase); and

         (iii) is the initial Face Amount (or the Face Amount increase) divided by 1000.

         The Rate per $1000 of initial Face Amount is based on the life insured's Age at issuance of the Policy and the death benefit option in effect. The Rate per $1000 of Face Amount increase is based on the life insured's Attained Age and the death benefit option in effect at the time of an increase. The Rates per $1000 are set forth in the following table.

            TABLE OF GUARANTEED SURRENDER CHARGE RATES PER $ 1000
                  OF FACE AMOUNT OR FACE AMOUNT INCREASE

         --------------------------------------------------------------
         AGE AT ISSUANCE OR            DEATH BENEFIT      DEATH BENEFIT
         ATTAINED AGE AT INCREASE     OPTIONS 1 AND 3        OPTION 2
         --------------------------------------------------------------
         25 or less                       $7.54               $6.50
         --------------------------------------------------------------
         26 - 35                          $6.61               $5.78
         --------------------------------------------------------------
         36 - 45                          $6.09               $4.85
         --------------------------------------------------------------
         46 - 55                          $4.13               $4.65
         --------------------------------------------------------------
         56 - 65                          $2.99               $1.96
         --------------------------------------------------------------
         66+                              $2.48               $1.96
         --------------------------------------------------------------

         The Grading Percentage varies with the Policy Month in which the transaction causing the assessment of the Surrender Charge occurs. As indicated in the following table, the Grading Percentage starts at 100% for the first Policy Month and grades down evenly each Policy Month reaching zero at the end of a maximum of 15 years.

             GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD
         (Applicable to the Initial Face Amount and Subsequent Increases)
             The Grading Percentages Will Not Exceed The Following:



         --------------------------------------------------------------
         SURRENDER               AGE AND GRADING PERCENTAGE**
          CHARGE
          PERIOD*
         --------------------------------------------------------------
                        0-50      51      52      53       54      55+
         --------------------------------------------------------------
             1          100%     100%    100%    100%     100%    100%
         --------------------------------------------------------------
             2           93%      93%     92%     92%      91%     90%
         --------------------------------------------------------------
             3           87%      86%     85%     83%      82%     80%
         --------------------------------------------------------------
             4           80%      79%     77%     75%      73%     70%
         --------------------------------------------------------------
             5           73%      71%     69%     67%      64%     60%
         --------------------------------------------------------------
             6           67%      64%     62%     58%      55%     50%
         --------------------------------------------------------------
             7           60%      57%     54%     50%      45%     40%
         --------------------------------------------------------------
             8           53%      50%     46%     42%      36%     30%
         --------------------------------------------------------------
             9           47%      43%     38%     33%      27%     20%
         --------------------------------------------------------------
            10           40%      36%     31%     25%      18%     10%
         --------------------------------------------------------------
            11           33%      29%     23%     17%       9%      0%
         --------------------------------------------------------------
            12           27%      21%     15%      8%       0%
         --------------------------------------------------------------
            13           20%      14%      8%      0%
         --------------------------------------------------------------
            14           13%       7%      0%
         --------------------------------------------------------------
            15            7%       0%
         --------------------------------------------------------------
            16            0%
         --------------------------------------------------------------


         * The Grading Percentages shown are at the beginning of each Policy Year. Proportionate Grading Percentages apply for other Policy Months.

         **Age for the Initial Face amount refers to the Age at Policy Date. For a subsequent Face Amount increase, Age refers to the attained age at the time of the increase.

         Surrender Charges will be reduced or eliminated if certain riders are added to the Policy.

         Surrender Charges on a Partial Withdrawal


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

         A partial withdrawal made during the Surrender Charge Period will result in the assessment of a pro-rata portion of the Surrender Charges to which the Policy is subject. The portion of the Surrender Charges assessed will be based on the ratio of the amount of the withdrawal to the Net Cash Surrender Value of the Policy as of the date of the withdrawal. It will equal (a) divided by (b), multiplied by (c), where:

         (a) is the amount of the partial Net Cash Surrender Value withdrawal;
         (b) is the Net Cash Surrender Value prior to the withdrawal; and
         (c) is the current total Surrender Charge prior to the withdrawal.

         The Surrender Charges will be deducted from the Policy Value at the time of the partial withdrawal on a pro-rata basis from each of the Investment Accounts and the Fixed Account unless you direct that the Surrender Charges be deducted from one or more Investment Accounts or the Fixed Account. If the amount in the accounts is not sufficient to pay the Surrender Charges assessed, then the amount of the withdrawal will be reduced.

         Whenever a portion of the surrender charges are deducted as a result of a partial withdrawal, the Policy's remaining surrender charges will be reduced in the same proportion that the surrender charge deducted bears to the total surrender charge immediately before the partial withdrawal.

         Surrender Charge on Decrease in Face Amount

         If the Face Amount of insurance is decreased, a pro-rata Surrender Charge will be deducted from the Policy Value for decreases in excess of the Surrender Charge Decrease Exemption. A decrease in Face Amount caused by a change from Death Benefit Option 1 to Option 2 will not incur a pro-rata Surrender Charge. Each time a pro-rata Surrender Charge is deducted for a Face Amount decrease, the remaining Surrender Charge will be reduced in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the Face Amount decrease.

         The Surrender Charge Decrease Exemption is 10% of the initial Face Amount. Once Cumulative Face Amount decreases exceed 10% of the initial Face Amount, the Surrender Charge Decease Exemption no longer applies and a surrender charge will be applied to Face Amount decreases in excess of the Exemption amount. This amount is set at issuance of the Policy and applies to decreases in the initial Face Amount of insurance only. This exemption does not apply to a full surrender of the Policy or a partial withdrawal of Net Cash Surrender Value.

VII.     LAPSE AND REINSTATEMENT

         A.  Lapse

         Unless the No-Lapse Guarantee Cumulative Premium Test is satisfied, a Policy will go into default if at the beginning of any Policy Month the Policy's Net Cash Surrender Value would be zero or below after deducting the monthly deduction then due. The Company will notify the policyowner of the default and will allow a 61-day grace period in which the policyowner may make a premium payment sufficient to bring the Policy out of default. The required payment will be equal



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

         to the amount necessary to bring the Net Cash Surrender Value to zero, if it was less than zero on the date of default, plus the monthly deductions due at the date of default and payable at the beginning of each of the two Policy Months thereafter, plus any applicable premium load. If the required payment is not received by the end of the grace period, the Policy will terminate with no value.

             Death During Grace Period

         If the life insured should die during the grace period, the Policy Value used in the calculation of the death benefit will be the Policy Value as of the date of default and the insurance benefit will be reduced by any outstanding monthly deductions due at the time of death.

             No-Lapse Guarantee

         In those states where it is permitted, as long as the No-Lapse Guarantee Cumulative Premium Test is satisfied during the No-Lapse Guarantee Period, as described below, the Company will guarantee that the Policy will not go into default even if adverse investment experience or other factors should cause the Policy's Net Cash Surrender Value to fall to zero or below during such period.

         The Monthly No-Lapse Guarantee Premium is one-twelfth of the No-Lapse Guarantee Premium.

         The No-Lapse Guarantee Premium is set at issuance of the Policy and reflects any Additional Rating and Supplementary Benefits, if applicable. It is subject to change if there is (i) a change in the Face Amount of the Policy, (ii) a change of the death benefit option,
         (iii) a decrease in the Face Amount of insurance due to a partial withdrawal, or (iv) any change in the Supplementary Benefits added to the Policy or the Risk Classification of the life insured.

         The No-Lapse Guarantee Period is described under "Definitions."

         While the No-Lapse Guarantee is in effect, the Company will determine, at the beginning of any Policy Month that a Policy would otherwise be in default, whether the No-Lapse Guarantee Cumulative Premium Test, described below, has been met. If the test has not been satisfied, the Company will notify the policyowner of that fact and allow a 61-day grace period in which you may make a premium payment sufficient to keep the policy from going into default. This required payment, as described in the notification, will be equal to the lesser of:

         (a) the outstanding premium requirement to satisfy the No-Lapse Guarantee Cumulative Premium Test at the date of default plus the Monthly No-Lapse Guarantee Premium due for the next two Policy Months, or

         (b) the amount necessary to bring the Net Cash Surrender Value to zero plus the monthly deductions due, plus the next two monthly deductions plus the applicable premium charge.

         If we do not receive the required payment by the end of the grace period, the No-Lapse Guarantee and the Policy will terminate.

         B.  Reinstatement

         A policyowner may, by making a written request, reinstate a Policy which has terminated after going into default at any time within the five-year period following the date of termination subject to the following conditions:

         (a) Evidence of the life insured's insurability, satisfactory to the Company, is provided to the Company; and

         (b) A premium equal to the amount that was required to bring the Policy out of default immediately prior to termination, plus the amount needed to keep the Policy in force to the next scheduled date for payment of the Planned Premium, must be paid to the Company.

         If the reinstatement is approved, the date of reinstatement will be the later of the date we approve the policyowner's request or the date we receive the required payment at our Service Office. In addition, any Surrender Charges will be reinstated to the amount they were at the date of default. The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the Policy terminated.

VIII.    POLICY LOANS

         While the Policy is in force and has an available loan value, a policyowner may borrow against the Policy Value of the Policy. The Policy serves as the only security for the loan.

         A.  Available Loan Value

         The amount of any loan cannot exceed 100% of the Policy Net Cash Surrender Value (Cash Surrender Value less Policy Debt) less required charges to maintain the Policy value to the next anniversary, at the guaranteed interest rate.

         B.  Interest Charged on Policy Loans

         Interest on the Policy Debt will accrue daily and be payable annually on the Policy Anniversary. During the first ten Policy Years, the rate of interest charged will be an effective annual rate of 5.25%. Thereafter the rate of interest charged will be an effective annual rate of 4%, subject to the Company's reservation of the right to increase the rate if the Company determines, in its sole discretion, that there is a substantial risk that a loan will be treated as a taxable distribution under Federal tax law. If the interest due on a Policy Anniversary is not paid by the policyowner, the interest will be borrowed against the Policy and added to the Policy Debt.

         Interest on the Policy Debt will continue to accrue daily if there is an outstanding loan when monthly deductions and premium payments cease at the life insured's Attained Age 100. The Policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, the Company will send you a notice of the pending termination. Payment of interest on the Policy Debt during the 61-day grace period will bring the Policy out of default.

         C.  Loan Account

         When a loan is made, the amount necessary to cover the loan principal, plus loan interest due to the next Policy Anniversary, will be deducted from the Investment Accounts or the Fixed Account and transferred to the Loan Account. The policyowner may designate how the amount to be transferred to the Loan Account is allocated among the accounts from which the transfer is to be made. In the absence of instructions, the amount to be transferred will be allocated to each account in the same proportion as the value in each Investment Account and the Fixed Account bears to the Net Policy Value. A transfer from an Investment Account will result in the cancellation of units of the underlying sub-account equal in value to the amount transferred from the Investment Account. However, since the Loan Account is part of the Policy Value, transfers made in connection with a loan will not change the Policy Value.

         D.  Interest Credited to the Loan Account

         Interest will be credited to amounts in the Loan Account at an effective annual rate of at least 4%. This rate is guaranteed not to be less than 3.5%. The actual rate credited is equal to the rate of interest charged on the policy loan less the Loan Interest Credited Differential which is currently 1.25% during the first ten policy years and 0.0% thereafter, and is guaranteed not to exceed 1.25% during the first ten policy years and 0.5% thereafter. The Company may change the Loan Interest Credited Differential as of 90 days after sending you written notice of such change.

         For a Policy that is not a Modified Endowment Contract ("MEC"), the tax consequences associated with a loan interest credited differential of 0% are unclear. A tax advisor should be consulted before effecting a loan to evaluate the tax consequences that may arise in such a situation. If the Company determines, in its sole discretion, that there is a substantial risk that a loan will be treated as a taxable distribution under federal tax law as a result of the differential between the credited interest rate and the loan interest rate, the Company retains the right to increase the loan interest rate to an amount that would result in the transaction being treated as a loan under federal tax law.


         E.   Loan Account Adjustments

         On the first day of each Policy Anniversary the difference between the Loan Account and the Policy Debt is transferred to the Loan Account from the Investment Accounts or the Fixed Account. Amounts transferred to the Loan Account will be taken from the Investment Accounts and the Fixed Account in the same proportion as the value in each Investment Account and the Fixed Account bears to the Net Policy Value

         F.  Loan Repayments

         Policy Debt may be repaid in whole or in part at any time prior to the death of the life insured, provided that the Policy is in force. When a repayment is made, the amount is credited to the Loan Account and transferred to the Fixed Account or the Investment Accounts. Loan repayments will be allocated first to the Fixed Account until the associated Loan Sub-Account is reduced to zero and then to each Investment Account in the same proportion as the value of the corresponding Loan Sub-Account bears to the value of the Loan Account.

         Amounts paid to the Company not specifically designated in writing as loan repayments will be treated as premiums. Where permitted by applicable state law, when a portion of the Loan Account amount is allocated to the Fixed Account, the Company may require that any amounts paid to it be applied to outstanding loan balances.




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